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                                                                      EXHIBIT 23

The Board of Directors
FirstMerit Corporation

         We consent to the incorporation by reference in the Registration Statement Nos. 33-7266, 33-47074, 33-47147, 33-57076, and 33-57557 on Forms S-8,
of (i) our report dated January 16, 1997, relating to the consolidated balance sheets of FirstMerit Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996; (ii) our report dated April 14, 1997, relating to the Statements of Net Assets Available for Plan Benefits of Employee Stock Purchase Plan at December 31, 1996 and 1995 and the Statements of Changes in Net Assets Available for
Plan Benefits for the years then ended; and (iii) our report dated April 11, 1997, relating to the Statements of Net Assets Available for Plan Benefits of Employee's Salary Savings Retirement Plan at December 31, 1996 and 1995, and the Statements of Changes in Net Assets Available for Plan Benefits for the years then ended; all of such reports appear in Amendment No. 1 to the annual report on Form 10-K of FirstMerit Corporation.

/s/ Coopers & Lybrand, L.L.P.

Akron, Ohio
April 29, 1997